PFT (Putnam Funds Trust) Putnam Retirement Income Fund Lifestyle 3 Period ending 2/28/17

1.	Sub-Management Contract between Putnam Investment Management, LLC and
Putnam Investments Limited dated February 27, 2014; schedule A amended as of October 27, 2016 -- Incorporated by reference to Post-Effective Amendment
No. 247 to the Registrants Registration Statement filed on November 25, 2016.
2.	Management Contract with Putnam Investment Management, LLC dated
February 27, 2014 for Putnam Dynamic Asset Allocation Equity Fund, Putnam Dynamic Risk Allocation Fund, Putnam Emerging Markets Income Fund, Putnam Floating Rate Income Fund, Putnam Global Consumer Fund, Putnam Global Energy Fund, Putnam Global Financials Fund, Putnam Global Industrials Fund, Putnam Global Sector Fund, Putnam Global Technology Fund, Putnam Global Telecommunications Fund, Putnam Intermediate-Term Municipal Income Fund, Putnam Low Volatility Equity Fund, Putnam Multi-Cap Core Fund, Putnam Retirement Income Fund Lifestyle 2, Putnam Retirement Income Fund Lifestyle 3, Putnam Short Duration Income Fund (effective March 7, 2014), Putnam Short
Term Investment Fund and Putnam Short-Term Municipal Income Fund; Schedule A and Schedule B amended as of October 26, 2016 -- Incorporated by reference to Post-Effective Amendment No. 245 to the Registrants Registration Statement filed on October 27, 2016.